Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

GH Research PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (6)
Fees to be Paid	Equity	Ordinary Shares, nominal value $0.025 per share	457(c) and 457(h)	307,426 (2)	$12.13 (4)	$3,729,077.38	0.00015310	$570.92
Fees to be Paid	Equity	Ordinary Shares, nominal value $0.025 per share	457(h)	692,544 (3)	$0.55 (5)	$380,899.20	0.00015310	$58.32
	Total Offering Amounts					$4,109,976.58		$629.24
	Total Fee Offsets							--
	Net Fee Due							$629.24

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers ordinary shares, nominal value $0.025 per share (“Ordinary Shares”), of GH Research PLC (the “Registrant”) authorized for issuance pursuant to the GH Research PLC Share Option Plan, as may be amended from time to time (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the Plan by reason of any share dividend, share split or other similar transaction.

(2)	Represents Ordinary Shares reserved for issuance pursuant to the Plan.
(3)	Represents Ordinary Shares issuable under outstanding share options granted under the Plan.
(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the Ordinary Shares on the Nasdaq Global Market on February 24, 2025.

(5)
Estimated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the weighted average exercise price of the options outstanding under the Plan.

(6)	Rounded up to the nearest penny.